UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2022

scPharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38293	46-5184075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 District Avenue, Suite 310

Burlington, Massachusetts 01803

(Address of principal executive offices) (Zip Code)

(617) 517-0730

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	SCPH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On October 13, 2022 (the “Closing Date”), scPharmaceuticals, Inc. (the “Company”) entered into a Credit Agreement and Guaranty (the “Credit Agreement”), by and among the Company, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Oaktree Fund Administration, LLC, in its capacity as administrative agent for the Lenders (in such capacity, the “Agent”). The Credit Agreement establishes a $100.0 million term loan facility, consisting of (i) $50.0 million (the “Tranche A Loan”) funded on the Closing Date, (ii) $25.0 million (the “Tranche B Loan”) that the Company may borrow in up to two draws on or prior to September 30, 2024 and (iii) $25.0 million (the “Tranche C Loan” and, together with the Tranche A Loan and the Tranche B Loan, collectively, the “Term Loan”) that the Company may borrow on or prior to December 31, 2024; provided, in the case of the Tranche B Loan and the Tranche C Loan, that the Company and its subsidiaries have achieved certain net sales revenue milestone targets described in the Credit Agreement. The Term Loan has a maturity date of October 13, 2027 (the “Maturity Date”). The Company will use the proceeds of the Term Loan to (x) on the Closing Date, prepay all outstanding loans under its existing credit facility with SLR Investment Corp. and Silicon Valley Bank, (y) support the Company’s commercialization efforts for FUROSCIX and (c) other working capital and general corporate purposes, including the payment of fees and expenses associated with the Credit Agreement.

Borrowings under the Term Loan will bear interest at a rate per annum equal to three-month term SOFR (subject to a 1.00% floor and a 3.00% cap), plus an applicable margin of 8.75%, payable monthly in arrears. From and after achieving $100.0 million in trailing 12-month net sales of FUROSCIX, the applicable margin shall be reduced from 8.75% to 8.25% through the Maturity Date. For the first two years following the Closing Date, the Company may elect to pay up to 3.00% of interest in-kind. The Company is also permitted to make quarterly interest-only payments on the Term Loan through December 31, 2025. Beginning on March 31, 2026, the Company will be required to make quarterly payments of interest, plus repay 5.00% of the outstanding principal of the Term Loan in quarterly installments until maturity; provided that, if the Company’s auditors deliver a “going concern” or similar qualification or exception in respect of the Company (subject to certain exceptions), the Company will be required to repay the Term Loan in four quarterly installments of 25.00% of the outstanding principal balance of the Term Loan.

The Company is obligated to pay the Lenders an exit fee equal to 2.00% of the aggregate amount of the Term Loan funded, such exit fee to be due and payable upon the earliest to occur of (1) the Maturity Date, (2) the acceleration of the Term Loan, and (3) the prepayment of the Term Loan. The Company may voluntarily prepay the outstanding Term Loan, subject to a customary make-whole for the first two years following the Closing Date, and thereafter a prepayment premium equal to (i) 3.0% of the principal amount of the Term Loan prepaid, if prepaid after the second anniversary of the Closing Date through and including the third anniversary of the Closing Date, (ii) 1.0% of the principal amount of the Term Loan if prepaid after the third anniversary of the Closing Date through and including the fourth anniversary of the Closing Date, with no prepayment premium due after the fourth anniversary of the Closing date through the Maturity Date. On the Closing Date, the Company is required to issue to the Lenders of such Term Loan warrants to purchase 516,345 shares of the Company’s common stock, in the aggregate (the “Warrant”), at an exercise price of $5.40. The Warrant is immediately exercisable, and the exercise period will expire 7 years from the date of issuance.

The Company’s obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) will be guaranteed by any domestic subsidiaries of the Company that become Guarantors (as defined in the Credit Agreement), subject to certain exceptions. The Borrowers’ and the Guarantors’ (collectively, the “Loan Parties”) respective obligations under the Credit Agreement and the other Loan Documents are secured by first priority security interests in substantially all assets of the Loan Parties, subject to certain customary thresholds and exceptions. As of the Closing Date, there are no Guarantors.

The Credit Agreement contains customary representations, warranties and affirmative and negative covenants, including financial covenants requiring the Company to (i) maintain certain levels of cash and cash equivalents in accounts subject to a control agreement in favor of the Agent of at least $15.0 million at all times commencing from 30 days after the Closing Date and increasing to $20.0 million of cash and cash equivalents in such controlled accounts after the Company borrows the Tranche B Loan and (ii) meet minimum quarterly net sales revenue targets described in the Credit Agreement.

In addition, the Credit Agreement contains customary events of default that entitle the Agent to cause the Company’s indebtedness under the Credit Agreement to become immediately due and payable, and to exercise remedies against the Loan Parties and the collateral securing the Term Loan, including cash. Under the Credit Agreement, an event of default will occur if, among other things, the Company fails to make payments under the Credit Agreement (subject to specified periods), the Company or its subsidiaries breach any of the covenants under the Credit Agreement (subject to specified cure periods with respect to certain breaches), a material adverse change occurs, the Company, its subsidiaries or their respective assets become subject to certain legal proceedings, such as bankruptcy proceedings, the Company and/or its subsidiaries are unable to pay their debts as they become due or default on contracts with third parties which would permit the holder of indebtedness in excess of a certain threshold to accelerate the maturity of such indebtedness or that could cause a material adverse change. Upon the occurrence and for the duration of an event of default, an additional default interest rate equal to 2.0% per annum may apply to all obligations owed under the Credit Agreement.

The Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Credit Agreement in this Current Report is a summary only, does not purport to be complete, and is qualified in its entirety by the terms of the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Warrant was issued in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2) promulgated pursuant to the Securities Act. Each Lender represented that it is an accredited investor, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act. A description of the Warrant under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The form of Warrant is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01.	Other Events.

On October 10, 2022, the Company announced that the U.S. Food and Drug Administration (the “FDA”) has approved FUROSCIX® (furosemide injection), a proprietary formulation of furosemide delivered via West Pharmaceutical Services, Inc.’s on-body infusor for the treatment of congestion due to fluid overload in adults with New York Heart Association Class II/III chronic heart failure. FUROSCIX is not indicated for emergency situations or in patients with acute pulmonary edema. The FUROSCIX infusor will deliver only an 80-mg dose. FUROSCIX is the first and only FDA-approved subcutaneous loop diuretic that delivers IV equivalent diuresis at home. The Company estimates the average cost of treatment with FUROSCIX for each heart failure exacerbation (comprising four doses of FUROSCIX) to be approximately $3,300.

The Company is continuing to develop the corporate and commercial infrastructure to support the commercial launch of FUROSCIX in the United States, including implementing additional manufacturing controls and reprinting labels for the pre-filled cartridges in the FUROSCIX infusor device. The Company expects the commercial launch of FUROSCIX in the first quarter of 2023.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

4.1	Form of Warrant, dated October 13, 2022, issued by the Company to certain lenders, together with a schedule of warrant holders

10.1	Credit Agreement and Guaranty, dated October 13, 2022, by and among scPharmaceuticals Inc., the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Oaktree Fund Administration, LLC, as administrative agent

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the estimated average cost of treatment with FUROSCIX for each heart failure exacerbation and the timing of commercial launch of FUROSCIX. Any forward-looking statements in this Current Report on Form 8-K are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive reviews of the data, and as more patient data become available, the risk that results of a clinical study are subject to interpretation and additional analyses may be needed and/or may contradict such results, the risk of the ability of the FUROSCIX on-body infusor to appropriately deliver therapy, the receipt of regulatory approval for any of our product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that the current COVID-19 pandemic will impact the Company’s device validation, drug stability testing, and other operations, the risk that the Company may be unable to obtain additional funding when needed, and the risk that the Company may not be able to satisfy its current and future debt obligations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this Current Report on Form 8-K is as of the date hereof, and the Company undertakes no duty to update this information unless required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCPHARMACEUTICALS INC.

Date: October 14, 2022	By:	/s/ John H. Tucker
	Name:	John H. Tucker
	Title:	President and Chief Executive Officer